                                  EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER



                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                         APPLIED CAPITAL FUNDING, INC.,

                       APPLIED CAPITAL ACQUISITION CORP.,

                                       AND

                              THE DUCK CORPORATION


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                                TABLE OF CONTENTS
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                                                                                                   Page
                                                                                                   ----
I.       THE MERGER                                                                                   1
         SECTION 1.01    THE MERGER                                                                   1
         SECTION 1.02    EFFECTIVE TIME                                                               1
         SECTION 1.03    CLOSING                                                                      2
         SECTION 1.04    CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION        2
II.      STATUS AND CONVERSION OF SECURITIES; OTHER AGREEMENTS                                        2
         SECTION 2.01    COMMON STOCK OF DUCK AND THE MERGER-SUB                                      2
      (a)                                                                                             2
      (b)                                                                                             2
         SECTION 2.02    CAPITAL STOCK OF THE PARENT                                                  2
         SECTION 2.03    STOCK OPTION PLAN                                                            3
         SECTION 2.04    CAPITAL STRUCTURE OF THE PARENT                                              3
         SECTION 2.06    REGISTRATION                                                                 4
         SECTION 2.07    CONSULTING AGREEMENT                                                         5
         SECTION 2.08    BOARD OF DIRECTORS OF THE PARENT                                             5
III.     REPRESENTATIONS AND WARRANTIES                                                               5
         SECTION 3.01    REPRESENTATIONS AND WARRANTIES OF DUCK                                       5
      (a)         ORGANIZATION AND QUALIFICATION                                                      5
      (b)         ORGANIZATIONAL DOCUMENTS; CAPITAL STOCK                                             5
      (c)         AUTHORITY RELATIVE TO THIS AGREEMENT                                                6
      (d)         NON-CONTRAVENTION; APPROVALS AND CONSENTS                                           6
      (e)                                                                                             7
      LEGAL PROCEEDINGS                                                                               7
      (f)         TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.(i) The                                11
      FINANCIAL STATEMENTS                                                                           11
      (b)         ABSENCE OF CERTAIN CHANGES OR EVENTS                                               11
      (c)         ABSENCE OF UNDISCLOSED LIABILITIES                                                 11
      (d)         INFORMATION SUPPLIED                                                               11
      (e)         COMPLIANCE WITH LAWS AND ORDERS                                                    11
      (f)         COMPLIANCE WITH AGREEMENTS; CERTAIN AGREEMENTS                                     11
      (g)         BROKERS                                                                            12
      (h)         CONSENTS WITHOUT ANY CONDITION                                                     12
         SECTION 3.02    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER-SUB             13
      (a)         ORGANIZATION AND QUALIFICATION                                                     13
      (b)         ORGANIZATIONAL DOCUMENTS; CAPITAL STOCK                                            13
      (c)         AUTHORITY RELATIVE TO THIS AGREEMENT                                               14

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      (d)         NON-CONTRAVENTION; APPROVALS AND CONSENTS                                          14
      (e)         FINANCIAL STATEMENTS.  The Parent has delivered to Duck true, correct, and
       complete copies of the following: the audited balance sheets of the Parent (the               15
      (f)         ABSENCE OF CERTAIN CHANGES OR EVENTS                                               15
      (g)         ABSENCE OF UNDISCLOSED LIABILITIES                                                 15
      (h)         LEGAL PROCEEDINGS                                                                  16
      (i)         INFORMATION SUPPLIED                                                               16
      (j)         COMPLIANCE WITH LAWS AND ORDERS                                                    16
      (k)         COMPLIANCE WITH AGREEMENTS; CERTAIN AGREEMENTS                                     16
      (l)         EMPLOYEE BENEFIT PLANS                                                             17
      (m)         PATENTS, TRADEMARKS, ET CETERA                                                     17
      (n)         INSURANCE                                                                          17
      (o)         LABOR MATTERS                                                                      17
      (p)         TANGIBLE PROPERTY AND ASSETS                                                       17
IVI      COVENANTS                                                                                   18
         SECTION 4.01    COVENANTS OF THE PARENT AND THE MERGER-SUB                                  18
         SECTION 4.02    COVENANTS OF DUCK                                                           21
         SECTION 4.03    DIRECTORS' AND OFFICERS' INSURANCE                                          22
         SECTION 4.04    AMEX LISTING                                                                22
V.       CONDITIONS.                                                                                 22
         SECTION 5.01    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER                  22
      (ai         STOCKHOLDER APPROVAL                                                               23
      (bi         STATE SECURITIES LAWS                                                              23
      (ci         NO INJUNCTIONS OR RESTRAINTS                                                       23
      (di         CONSENTS AND APPROVALS                                                             23
         SECTION 5.02    CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE MERGER-SUB                  23
      (ai         REPRESENTATIONS AND WARRANTIES                                                     23
      (ci         OTHER CLOSING DOCUMENTS                                                            23
         SECTION 5.03    CONDITIONS TO OBLIGATION OF DUCK TO EFFECT THE MERGER                       24
      (ai         REPRESENTATIONS AND WARRANTIES                                                     24
      (bi         PERFORMANCE OF OBLIGATIONS                                                         24
      (ci         OTHER CLOSING DOCUMENTS                                                            24
      (di         REVIEW OF PROCEEDINGS                                                              24
      (fi         LEGAL ACTION                                                                       25
      (hi         CAPITAL                                                                            25
VI.      TERMINATION                                                                                 25
         SECTION 6.01    TERMINATION                                                                 25
         SECTION 6.02    EFFECT OF TERMINATION                                                       26
VII.     INDEMNIFICATION                                                                             26


         SECTION 7.01    INDEMNIFICATION BY THE PARENT                                               26
         SECTION 7.02    INDEMNIFICATION BY DUCK                                                     26
VIII.    MISCELLANEOUS                                                                               27
         SECTION 8.01    FURTHER ACTIONS                                                             27
         SECTION 8.02    AVAILABILITY OF EQUITABLE REMEDIES                                          27
         SECTION 8.03    SURVIVAL                                                                    27
         SECTION 8.04    MODIFICATION                                                                27
         SECTION 8.05    NOTICES                                                                     27
         SECTION 8.06    WAIVER                                                                      28
         SECTION 8.07    BINDING EFFECT                                                              28
         SECTION 8.08    NO THIRD-PARTY BENEFICIARIES                                                28
         SECTION 8.09    SEVERABILITY                                                                29
         SECTION 8.10     MERGER; ASSIGNABILITY                                                              29
         SECTION 8.11    HEADINGS                                                                    29
         SECTION 8.12    COUNTERPARTS; GOVERNING LAW; JURISDICTION                                   29

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         APPLIED CAPITAL FUNDING, INC.,
                       APPLIED CAPITAL ACQUISITION CORP.,
                                       AND
                              THE DUCK CORPORATION



                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of June 9, 1999, by and among APPLIED CAPITAL FUNDING, INC., a Colorado corporation, whose address is 1177 West Hastings Street, Suite 2000, Vancouver, British Columbia V6E 2K3 (the "Parent"), APPLIED CAPITAL ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent, whose address is 1177 West Hastings Street, Suite 2000, Vancouver, British Columbia V6E 2K3 (the "Merger-Sub") and THE DUCK CORPORATION, a Delaware corporation, whose address is 375 Greenwich Street, New York, New York 10013 ("Duck"). Duck shall be the surviving corporation of the proposed merger between the Merger-Sub and Duck and, in such capacity, Duck shall sometimes be referred to herein as the "Surviving Corporation."
                              W I T N E S S E T H:
                              - - - - - - - - - -
                  WHEREAS, the respective Board of Directors of the Parent, the Merger-Sub and Duck have determined that it is advisable and in the best interests of their respective equity owners to consummate the business combination transaction provided for herein in which the Merger-Sub would merge (the "Merger") with and into Duck; and

                  WHEREAS, Parent, the Merger-Sub and Duck desire to make certain agreements in connection with the Merger.

                  NOW, THEREFORE, in consideration of the mutual premises, covenants, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.       THE MERGER.

         SECTION 1.01     THE MERGER.

                    At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, the Merger-Sub shall be merged with and into Duck in accordance with the Delaware General Corporation Law (the "DGCL"). Duck shall be the surviving corporation in the Merger, and the name of the Surviving Corporation shall be "The Duck Corporation." As a result of the Merger, all outstanding shares of capital stock of Duck (the "Duck Capital Stock"), and any options, warrants or other securities convertible into Duck Capital Stock shall be converted in the manner provided in Article II.

         SECTION 1.02     EFFECTIVE TIME.


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                    At the Closing (as defined in Section 1.03), a certificate of merger (the "Certificate of Merger") shall be duly prepared by the Surviving Corporation and delivered to the Secretary of State of Delaware for filing as provided in the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective as soon as the Certificate of Merger has been filed with the Secretary of State of Delaware (the date and time when such condition has been satisfied being referred to herein as the "Effective Time").

         SECTION 1.03     CLOSING.

                    The closing of the Merger (the "Closing") will take place at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, New York, New York 10019-4315 on or before July 15, 1999 (the "Closing Date"). At the Closing, there shall be delivered to Duck and the Parent the certificates and other documents and instruments required to be delivered under Article V. The Closing will be effective as of the Effective Time.

         SECTION 1.04 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

                    At the Effective Time, (i) the Certificate of Incorporation of Duck in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and (ii) the By-Laws of Duck as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation. The Certificate of Incorporation and By-Laws of Duck as in effect as of the date hereof and to be in effect as of the Effective Time are attached hereto as EXHIBITS 1.04-1 and 1.04-2, respectively.

         SECTION 1.05      CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE
PARENT

                    The Certificate of Incorporation and By-Laws of the Parent as in effect as of the date hereof and to be in effect as of the Effective Time are attached hereto as EXHIBITS 1.05-1 and 1.05-2, respectively.

         SECTION 1.06     EMPLOYMENT AGREEMENTS

                    At the closing, David Silver's employment agreement Daniel Miller's employment agreement , and Barry Shereck's Employment Agreement shall be assigned to the Parent.

II.      STATUS AND CONVERSION OF SECURITIES; OTHER AGREEMENTS.

         SECTION 2.01     COMMON STOCK OF DUCK AND THE MERGER-SUB.

                          (a) Each share of common stock, par value $.01 per
share, of the Merger-Sub outstanding immediately prior to the Closing shall remain outstanding and shall, by virtue of the Merger and without any further action on the part of the holders thereof, be converted into one (1) share of common stock, par value $.001 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), so that at the Effective Time, the Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation Common Stock.

                          (b) Each share of Duck Common Stock issued and
outstanding prior to the Closing shall be converted into .889334306 shares of common stock, no par value, of the Parent (the "Parent Common Stock") for an aggregate of fifteen million (15,000,000) shares of Parent Common Stock. As of the Closing Date, the former holders of Duck Capital Stock (the "Former Duck Stockholders") shall effectively own sixty percent (60%) of the outstanding Parent Common Stock.

         SECTION 2.02     CAPITAL STOCK OF THE PARENT.

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

                    Immediately prior to the Effective Time, the Parent shall have an aggregate of eight million (8,000,000) shares of Parent Common Stock issued and outstanding and two million (2,000,000) shares of Series A preferred stock, no par value, of the Parent (the "Series A Preferred Stock") issued and outstanding. The Articles of Amendment to the Articles of Incorporation of the Parent Designation of Powers, Preferences and Rights of Series A Preferred Stock is attached hereto as EXHIBIT 2.02.

         SECTION 2.03     STOCK OPTION PLAN.

                    The Parent's Stock Option Plan (the "Stock Option Plan") is attached hereto as EXHIBIT 2.03, pursuant to which the Parent reserved for issuance thereunder four million (4,000,000) shares of Parent Common Stock. Within ten (10) days after the Closing, the Parent shall issue to certain employees of the Parent stock options pursuant to the Stock Option Plan to purchase an aggregate of three hundred and ninety-eight thousand and five hundred (398,500) shares of Parent Common Stock, at exercise prices equal to the fair market value of the Parent Common Stock on the date of grant.

         SECTION 2.04     CAPITAL STRUCTURE OF THE PARENT.

                          (a) As of the Closing Date, and as of the Effective
Time, the Parent shall have either (i) cash on hand of not less than fifteen million dollars ($15,000,000) or (ii) cash on hand of not less than fourteen million dollars ($14,000,000) plus a promissory note, issued by Duck to Verus Capital Corp. ("Verus"), in the amount of one million dollars ($1,000,000), less fees and expenses of counsel, exchange listing fees, and premium payments for directors & officer's insurance incurred in connection with the transactions contemplated hereby, as set forth on SCHEDULE 2.04(a).

                          (b) As of the Effective Time, the Parent shall have
the following capital structure:

                            (i)     AUTHORIZED SHARES.

                                    A.       Fifty million (50,000,000) shares
                  of Parent Common Stock.

                                    B.       Twenty million (20,000,000) shares
                  of blank check preferred stock ("Parent Preferred Stock").

                            (i)     ISSUED AND OUTSTANDING SHARES.

                                    A.       Fifteen million (15,000,000) shares
                  of Parent Common Stock shall be issued to the Former Duck Stockholders, nine hundred and ninety-seven thousand two hundred and ninety (997,290) shares of which shall be issued to Travelers in consideration for past and future services rendered to Duck and the Parent.

                                    B.       Eight million (8,000,000) shares of
                  Parent Common Stock shall be held by the former controlling stockholders of the Parent.

                                    C.       Two million (2,000,000) shares of
                  Series A Preferred Stock shall be held by the existing stockholders of the Parent.

                            (iii)   ISSUED AND OUTSTANDING OPTIONS AND WARRANTS.

                                    A.       Twenty-one (21) options of the
                  Parent (the "Parent Options") shall be issued to the former holders of options of Duck (the "Duck Options") and shall represent the rights to acquire (i) five hundred and fifty-seven thousand six hundred and thirteen (557,613) shares of Parent Common Stock at an exercise price of $.88 per share; (ii) five hundred and seventy thousand nine hundred and fifty-two (570,952) shares of Parent Common Stock at an exercise price of $1.12 per share; and (iii) four hundred and seventy-four thousand and fourteen (474,014) shares of Parent Common Stock at an exercise price of $2.25 per share. Issuance of the Parent Options shall automatically cancel the Duck Options.

                                    B.       Four (4) warrants of the Parent
                  (the "Parent Warrants") shall be issued to the former holders of warrants of Duck (the "Duck Warrants"), representing the right to acquire an aggregate of three million three hundred and forty-three thousand two hundred and eleven (3,343,211 ) shares of Parent Common Stock at an exercise price of $3.14 per share. Issuance of the Parent Warrants shall automatically cancel the Duck Warrants. The Parent shall reserve the aggregate number of shares of Parent Common Stock underlying such warrants for fulfillment thereof in the event such warrants are exercised. The form of the Parent Warrant is attached hereto as EXHIBIT 2.04(b)(iii)(B).

                                    C.       Warrants have been issued to the
                  holders of the Series A Preferred Stock, representing the right to acquire an aggregate of two million two hundred and twenty-eight thousand eight hundred and eight (2,228,808) shares of Parent Common Stock at an exercise price of $3.14 per share.

         SECTION 2.05     EXCHANGE OF DUCK CAPITAL STOCK.

                          (a)      The Parent shall authorize one or more
persons to act as a transfer and exchange agent hereunder (the "Exchange Agent") pursuant to an agreement (the "Exchange Agent Agreement") in a form to be agreed upon by the parties hereto. Promptly after the Closing, the Parent shall deposit or cause to be deposited with the Exchange Agent the certificates representing the shares of Parent Common Stock issuable to the holders of Duck Capital Stock.

                          (b)      As soon as reasonably practicable after
the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Duck Capital Stock (the "Duck Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Duck Certificates shall pass, only upon delivery of the Duck Certificates to the Exchange Agent) and instructions for such holder's use in effecting surrender of the Duck Certificates in exchange for certificates representing shares of Parent Common Stock.

                          (c) As of the Effective Time, each holder of a Duck
Certificate shall surrender the same at the principal offices of the Exchange Agent, and shall be entitled to receive in exchange therefor a certificates of the Parent reflecting the amount of Parent Common Stock to be received by such holder.

         SECTION 2.06      Registration

                          (a)      Subject to the completion of an audit and
the preparation and delivery of audited financial statements, the Parent shall file, within ninety (90) days after the Closing, a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") relating to (i) any Parent Common Stock underlying the Series A Preferred Stock; (ii) any Parent Common Stock underlying the Parent Warrants and Parent Options; and (iii) the shares

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

of Parent Common held pursuant to Section 2.04(b) that are not currently free trading; PROVIDED, HOWEVER, that for a period commencing as of the Closing Date and terminating on the earlier of (i) March 15, 2000 or (ii) six (6) months after the effective date of the Registration Statement, each of the Former Duck Stockholders shall not sell more than one-third (1/3) of their individual shares, pursuant to a Lock-Up Agreement (the "Lock-Up Agreement") substantially in the form attached hereto as EXHIBIT 2.06(A).

                  (b) The Parent shall file a Form-S-8 with the SEC to register all shares of the Parent Common Stock underlying options granted under its stock option plan, within one hundred and twenty (120) days after the Closing.

         SECTION 2.07     CONSULTING AGREEMENT

                  Upon the Closing, the Parent shall enter into a consulting agreement (the "Consulting Agreement") with Verus for a two (2) year term, which shall provide that Verus shall receive twelve thousand five hundred dollars ($12,500) per month for consulting services it renders to the Parent. The form of the Consulting Agreement is attached hereto as EXHIBIT 2.07.

         SECTION 2.08     BOARD OF DIRECTORS OF THE PARENT.

                  The Board of Directors (the "Board") of the Parent shall consist of six (6) persons: one (1) person selected by Travelers (which shall initially be Jack Rivkin), one (1) person selected by Edelson Technology Partners, two (2) persons selected by Verus, and two (2) persons selected by the officers of the Parent.

III.     REPRESENTATIONS AND WARRANTIES.

         SECTION 3.01     REPRESENTATIONS AND WARRANTIES OF DUCK.

                  Duck represents and warrants to the Parent and the Merger-Sub as follows:

                  (a) ORGANIZATION AND QUALIFICATION. Duck is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business as and to the extent now conducted, and currently proposed to be conducted, and to own, use and lease its assets and properties, except for such failures to have such power and authority which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect (as defined in this Section 3.01(a)) on Duck. Duck is duly qualified, licensed or admitted to do business and is in good standing in New York. As used in this Agreement, a "Material Adverse Effect" shall mean a material adverse effect on the businesses, properties, assets, liabilities, condition (financial or otherwise) or results of operations of an entity (or group of entities taken as a whole). Notwithstanding the foregoing, a Material Adverse Effect shall not include any change in political or economic matters of general applicability. Duck does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                  (b)    ORGANIZATIONAL DOCUMENTS; CAPITAL STOCK.

                         (i) Attached hereto as EXHIBIT 1.04-1 is a true and complete copy of the Certificate of Incorporation of Duck as in effect on the date hereof.

                         (ii) Duck has heretofore delivered a true and complete table of all stockholders of Duck.

                         (iii) Duck has heretofore delivered a true and complete table of any outstanding or authorized Duck options, warrants, calls, subscriptions, rights, agreements or other commitments of any character (contingent or otherwise) obligating Duck to issue or sell any Duck Common Stock of Duck Series A Preferred Stock.

                         (iv) Except as set forth on EXHIBIT 3.01(b)(iv), there are no outstanding contractual obligations of Duck to repurchase, redeem, or otherwise acquire any Duck Capital Stock.

                  (c) AUTHORITY RELATIVE TO THIS AGREEMENT. Duck has full power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Duck and the consummation by Duck of the Merger and the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Duck, and upon the approval of the stockholders of Duck, no other proceedings on the part of Duck will be necessary to authorize the execution, delivery, and performance of this Agreement by Duck and the consummation by Duck of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Duck, and constitutes the legal, valid, and binding obligation of Duck enforceable against Duck in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                  (d)    NON-CONTRAVENTION; APPROVALS AND CONSENTS.

                         (i) The execution and delivery of this Agreement by Duck does not, and the performance by Duck of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien, claim, mortgage, encumbrance, pledge, security interest, equity, or charge of any kind (any of the foregoing, a "Lien") upon any of the assets or properties of Duck under any of the terms, conditions, or provisions of (x) the Certificate of Incorporation of Duck, (y) any statute, law, rule, regulation, or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit, or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, any foreign country, or any domestic or foreign state, county, city, or other political subdivision (a "Governmental or Regulatory Authority"), applicable to Duck or any of its assets or properties, or (z) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease (capital or operating) or other instrument, obligation, or agreement of any kind (collectively, "Contracts") to which Duck is a party or by which Duck or any of its assets or properties is bound, excluding from the foregoing clauses (y) and (z) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations, and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Duck or on its ability to consummate the transactions contemplated by this Agreement.

                         (ii) Except (x) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of Delaware and (y) as otherwise disclosed in SCHEDULE 3.01(d)(ii) hereto, and (z) for the approval of stockholders of Duck, no consent, approval, or action of, filing with, or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Duck is a party or by which Duck or any of its assets or properties is bound for the execution and delivery of this Agreement by Duck, the performance by Duck of its obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals, or actions of, filings with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Duck, the Surviving Corporation, or on Duck's ability to consummate the transactions contemplated by this Agreement.

                  (e) LEGAL PROCEEDINGS. There are no actions, suits, arbitrations, or proceedings pending, nor to the knowledge of Duck, threatened against, relating to or affecting, Duck or any of its assets and properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Duck or on the ability of Duck to consummate the transactions contemplated by this Agreement. Duck is not subject to any judgment, decree, court order, or writ of any Governmental or Regulatory Authority.

                  (f)    TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

                         (i) The "Duck Intellectual Property" consists of the following:

                                         all patents, trademarks, trade names,
                  service marks, mask works, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form) owned by Duck;

                                    C    all goodwill associated with
                  trademarks, trade names service marks and trade dress owned by Duck;

                                    D    all software and firmware listings,
                  and updated software source code, and complete system build software and instructions related to all software described herein owned by Duck;

                                    E    all documents, records and files
                  relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned by Duck;

                                    F    all other tangible or intangible
                  proprietary information and materials owned by Duck; and

                                    G    all license and other rights in any
                  third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in
                  (A) through (E) above that are being, and/or have been, used, or are currently under development for use, in the business of Duck as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Duck Intellectual Property described in clauses (A) to (E) above is referred to herein as "Duck Owned Intellectual Property" and Duck Intellectual Property described in clause (F) above is referred to herein as "Duck Licensed Intellectual Property." Unless otherwise noted, all references to "Duck Intellectual Property" shall refer to both Duck Owned Intellectual Property and Duck Licensed Intellectual Property.

                           (ii) SCHEDULE 3.01(f) lists: (i) all patents, registered copyrights, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in the Duck Owned Intellectual Property; (ii) all hardware products and tools, software products and tools, and services that are currently published, offered, or under development by Duck; (iii) all material licenses, sublicenses and other agreements to which Duck is a party and pursuant to which any other person is authorized to have access to or use the Duck Owned Intellectual Property or exercise any other right with regard thereto; and (iv) all Duck Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by Duck). The disclosures described in (iii), (iv) and (v) hereof include the names and dates of the relevant agreements, as well as the identities of the parties thereto.

                           (iii) The Duck Intellectual Property consists solely of items and rights that are either: (i) owned by Duck,
                  (ii) in the public domain, or (iii) rightfully used and authorized for use by Duck and its successors pursuant to a valid license or other agreement. Duck has all rights in the Duck Intellectual Property reasonably necessary to carry out Duck's current, and anticipated future (up to the Closing) activities and has or had all rights in the Duck Intellectual Property reasonably necessary to carry out Duck's former activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Duck Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses. All material software and firmware listings that are part of the Duck Owned Intellectual Property are adequately commented in accordance with current software industry standards.

                           (iv)     Duck is not, nor as a result of the
                  execution or delivery of this Agreement, or performance of Duck's obligations hereunder, will Duck be, in violation of any license, sublicense or other agreement relating to the Duck Intellectual Property to which Duck is a party or otherwise bound. Except pursuant to the terms of the agreements listed in on SCHEDULE 3.01(f), Duck is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Duck or its successors in the Duck Intellectual Property.

                           (v)      To the knowledge of Duck, the use,
                  reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Duck Owned Intellectual Property or any other authorized exercise of rights in or to the Duck Owned Intellectual Property by Duck or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, to the knowledge of Duck, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Duck Licensed Intellectual Property or any other authorized exercise of rights in or to the Duck Licensed Intellectual Property by Duck or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Except as set forth on SCHEDULE 3.01(f), no claims (i) challenging the validity, effectiveness, or ownership by Duck of any of the Duck Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Duck Owned Intellectual Property by Duck or its licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Duck, are threatened by any person nor, to the knowledge of Duck, are there any valid grounds for any bona fide claim of any such kind. All granted or issued patents and mask works and all registered trademarks listed on the Duck Disclosure Schedule and all copyright registrations held by Duck are valid, enforceable and subsisting. To the knowledge of Duck, there is no material unauthorized use, infringement or misappropriation of any of the Duck Owned Intellectual Property by any third party, employee or former employee.

                           (vi) Except as set forth on SCHEDULE 3.01(f), no parties other than Duck possess any current or contingent rights to any source code that is part of the Duck Owned Intellectual Property (including, without limitation, through any escrow account).

                           (vii) SCHEDULE 3.01(f) lists all parties who have created any material portion of, or otherwise have any rights in or to, the Duck Owned Intellectual Property other than employees of Duck whose work product was created by them entirely within the scope of their employment by Duck and constitutes works made for hire owned by Duck. Duck has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Duck Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to Duck and has provided true and complete copies of such assignments or licenses to Parent.

                           (viii) SCHEDULE 3.01(f) includes a true and complete list of support and maintenance agreements relating to Duck Owned Intellectual Property or to which Duck is a party as to Duck Licensed Intellectual Property including the identity of the parties and the respective dates of such agreements and remedies for their breach.

                           (ix) Duck has obtained legally binding written agreements from all employees and third parties with whom Duck has shared confidential proprietary information (i) of Duck, or (ii) received from others which Duck is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

                           (x) Duck has obtained any and all necessary consents from consumers with regard to Duck's collection and dissemination of personal consumer information in accordance with Duck's privacy policy as published on its website. Duck's practices regarding the collection and use of consumer personal information are in accordance with Duck's privacy policy as published on its website.

                           (xi) To the knowledge of Duck, the Duck Owned Intellectual Property is, and any products manufactured and commercially released by Duck or currently under development, are fully Year 2000 Compliant in all material respects and will not cease to be fully Year 2000 Compliant in any material respect at any time prior to, during or after the calendar year 2000. To the best of Duck's knowledge, the Duck Licensed Intellectual Property is fully Year 2000 Compliant in all material respects and will not cease to be fully Year 2000 Compliant in any material respect at any time prior to, during or after the calendar year 2000. SCHEDULE 3.01(f) sets forth the tests, inquiries and other activities undertaken by Duck up to Closing, with respect to the Year 2000 Compliant nature of any and all Duck Licensed Intellectual Property. For the purposes of this Agreement, "Year 2000 Compliant" means that neither the performance nor the functionality of the applicable Duck Intellectual Property or applicable product is or will be materially affected by dates prior to, during or after the calendar year 2000 and in particular (but without limitation):

                                    A        such Duck Intellectual Property or
                  product accurately receives, provides and processes, and will accurately receive, provide and process, date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries including calendar years 1999 and 2000;

                                    B        such Duck Intellectual Property or
                  product will not malfunction, cease to function, provide invalid or incorrect results or cause any interruption in the operation of the business of Duck as a result of any date/time dat

                                    C        data-based functionality of such
                  Duck Intellectual Property or product behaves and will continue to behave consistently for dates prior to, during and after the year 2000;

                                    D        in all interfaces and data storage
                  of such Duck Intellectual Property or product, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

                                    E        the year 2000 is and will be
                  recognized as a leap year of such Duck Intellectual Property or product.

                  (a) FINANCIAL STATEMENTS. Duck has delivered to the Parent and the Merger-Sub a true, correct and complete copy of the unaudited balance sheet of Duck as of May 31, 1999 (the "Duck Balance Sheet"). The Duck Balance Sheet fairly presents the financial condition, assets, liabilities, and stockholders' equity of Duck as of its date.

                  (b) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SCHEDULE 3.01(H) hereto or as contemplated hereby, since May 31, 1999, no change, event, or development or combination of changes or developments (including any worsening of any condition currently existing) has occurred or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Duck (without regard, however, to changes in conditions generally applicable to the industry in which Duck is involved or general economic conditions).

                  (c) ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters reflected or reserved against in the Duck Balance Sheet, Duck did not have at such date and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations which were incurred in connection with this Agreement and the transactions contemplated hereby, which were incurred in the ordinary course of business consistent with past practice.

                  (d) INFORMATION SUPPLIED. Nothing in this Agreement or any schedule, annex, certificate, document, or statement in writing which has been supplied by or on behalf of Duck, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Duck which materially and adversely affects Duck or the Surviving Corporation, which has not been set forth in this Agreement or in the schedules, annexes, certificates, documents, or statements in writing furnished by Duck in connection with the transactions contemplated by this Agreement.

                  (e) COMPLIANCE WITH LAWS AND ORDERS. Duck holds all permits, licenses, variances, exemptions, orders, and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "Duck Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on Duck. Duck is in compliance with the terms of the Duck Permits, except failures so to comply which, individually or in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect on Duck. Duck is not in violation of, or in default under, any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on Duck.

                  (f) COMPLIANCE WITH AGREEMENTS; CERTAIN AGREEMENTS. Neither Duck, nor to the knowledge of Duck, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (x) the Certificate of Incorporation of Duck or (y) any material Contract to which Duck is a party or by which Duck or any of its assets or properties is bound, except in the case of clause (y) for breaches, violations, and defaults which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on Duck.

                  (g) BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Duck and its affiliates directly with the Parent and the Merger-Sub without the intervention of any person on behalf of Duck and its affiliates in such manner as to give rise to any valid claim by any person against Duck, the Parent, or the Surviving Corporation for a finder's fee, brokerage commission, or similar payment, except as specifically set forth in SCHEDULE 3.01(m).

                  (h) CONSENTS WITHOUT ANY CONDITION. Duck has not made any agreement or reached any understanding not approved by the Parent and the Merger-Sub as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

                  (i)      TAX MATTERS.

                           (i) Except as set forth in SCHEDULE 3.01(o), Duck has filed all tax returns required to be filed by applicable law prior to the Closing. All tax returns were (and, as to tax returns not filed as of the date hereof, will be) true, complete, and correct and filed on a timely basis. Duck (x) has paid all taxes due, or claimed or asserted in writing by any taxing authority to be due, for the periods covered by such tax returns or (y) has duly and fully provided reserves (in accordance with GAAP) adequate to reflect all such taxes.

                           (ii) Duck has established (and until the Closing will maintain) on its books and records reserves adequate to reflect all material taxes not yet due and payable. Duck has made available to the Parent and the Merger-Sub complete, and accurate copies of all work papers associated with the calculation of Duck's tax reserves.

                           (iii) There are no tax liens upon the assets of Duck.

                           (iv) Duck has not requested (and no request has been made on its behalf) any extension of time within which to file any material tax return.

                           (v) (A) No income tax returns have been examined by any taxing authorities for any periods; and (B) no deficiency for any material taxes has been suggested, proposed, asserted, or assessed against Duck that has not been resolved and paid in full.

                           (vi)     No audits or other administrative
         proceedings or court proceedings are presently pending with regard to any taxes or tax returns of Duck. Except as set forth on SCHEDULE 3.01(o), no written claim has been made by a taxing authority in a jurisdiction where Duck does not file tax returns such that it is or may be subject to taxation by that jurisdiction.

                           (vii) To the extent requested by the Parent and the Merger-Sub, Duck has made available to the Parent and the Merger-Sub (or, in the case of tax returns to be filed on or before the Closing, will make available) complete and accurate copies of all tax returns and associated work papers filed by or on behalf of Duck for all taxable years ending on or prior to the Closing.

                           (viii) No agreements relating to allocating or sharing of any taxes have been entered into by Duck.

                           (ix) Duck has not entered into any transactions that could give rise to an understatement of Federal Income Tax.

                           (x) Except as set forth on SCHEDULE 3.01(o), none of Duck or any other person on behalf of Duck has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provisions of state, local or foreign law by reason of a change in accounting method initiated by Duck or has any application pending with any taxing authority requesting permission for any change in accounting methods that relate to the business or operations of Duck, and Duck has no knowledge that the IRS has proposed any such adjustment or change in accounting method.

                           (xi) Except as set forth on SCHEDULE 3.01(o), Duck has not been, and is not now, a member of any consolidated, combined, unitary or affiliated group of corporations for any tax purposes.

           SECTION 3.02 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER-SUB.

                  The Parent and the Merger-Sub represent and warrant to Duck as follows:

                  (a) ORGANIZATION AND QUALIFICATION. The Parent and the Merger-Sub are corporations duly organized, validly existing, and in good standing under the laws of Colorado and Delaware, respectively, and have full corporate power and authority to conduct their business as and to the extent now conducted, and currently proposed to be conducted, and to own, use and lease their assets and properties. Except for the Parent's ownership of the Merger-Sub, neither the Parent nor the Merger-Sub directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture, or other business association or entity.

                  (b)      ORGANIZATIONAL DOCUMENTS; CAPITAL STOCK.

                           (i) Attached hereto as EXHIBITS 3.02(a)-1 and 3.02(a)-2, respectively, are true and complete copies of the Certificate of Incorporation and By-Laws of the Merger-Sub as in effect on the date hereof. Attached hereto as EXHIBITS 1.05-1 and 1.05-2, respectively, are true and complete copies of the Certificate of Incorporation and By-Laws of the Parent as in effect on the date hereof.

                           (ii) As of the Closing Date, the authorized capital stock of the Parent will consist solely of fifty million (50,000,000) shares of the Parent Common Stock and twenty million (20,000,000) shares of the preferred stock, no par value, of the Parent (the "Parent Preferred Stock"). As of the Closing Date, the authorized capital stock of the Merger-Sub will consist solely of ten (10) shares of the common stock, par value $.01 per share, of the Merger-Sub (the "Merger-Sub Common Stock"). The shares of the Parent Common Stock issuable to the Former Duck Stockholders pursuant to Article II hereof, will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, and nonassessable. The outstanding shares of the Parent Common Stock are eligible for quotation on the Over-the-Counter Bulletin Board (the "OTCBB").

                           (iii) Except as contemplated hereby, there are no outstanding options, warrants, calls, subscriptions, rights, agreements or other commitments of any character

         (contingent or otherwise) obligating the Parent or the Merger-Sub to issue, sell, repurchase, redeem, or otherwise acquire any shares of the Parent Common Stock or the Merger-Sub Common Stock, respectively.

                           (iv) There are no debt obligations of the Parent or the Merger-Sub of any nature whatsoever, and as of the Closing Date, neither the Parent nor the Merger-Sub will have any debt, liabilities, obligations, or contingent obligations of any nature whatsoever, except as set forth on SCHEDULE 2.04(a).

                  (c) AUTHORITY RELATIVE TO THIS AGREEMENT. The Parent and the Merger-Sub have full corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Parent and the Merger-Sub and the consummation by the Parent and the Merger-Sub of the Merger and the transactions contemplated hereby have been duly and validly approved by the respective Boards of Directors of the Parent and the Merger-Sub and Parent as the sole stockholder of the Merger-Sub, and no other corporate proceedings on the part of the Parent or the Merger-Sub are necessary to authorize the execution, delivery, and performance of this Agreement by the Parent and the Merger-Sub and the consummation by the Parent and the Merger-Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and the Merger-Sub, and constitutes a legal, valid, and binding obligation of the Parent and the Merger-Sub enforceable against the Parent and the Merger-Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                  (d)      NON-CONTRAVENTION; APPROVALS AND CONSENTS.

                           (i) The execution and delivery of this Agreement by the Parent and the Merger-Sub does not, and the performance by the Parent and the Merger-Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in, or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien on any of the respective assets or properties of the Parent or the Merger-Sub under any of the terms, conditions or provisions of (x) the Certificate of Incorporation or By-Laws of the Parent, (y) any Laws or Orders of any Governmental or Regulatory Authority applicable to the Parent or the Merger-Sub or any of their respective assets or properties, or (z) any Contracts to which either the Parent or the Merger-Sub is a party or by which either the Parent or the Merger-Sub or any of their respective assets or properties are bound, excluding from the foregoing clauses (y) and (z) conflicts, violations, breaches, defaults, terminations, modifications, accelerations, and creations and impositions of Liens, which individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub or on their ability to consummate the transactions contemplated by this Agreement.

                           (ii) Except (x) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which the Constituent Entities are qualified to do business, and (y) as disclosed in SCHEDULE 3.02(d)(ii) hereto, no consent, approval, or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Parent or the Merger-Sub is a party or by which the Parent or the Merger-Sub or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Parent and the Merger-Sub, the performance by the Parent and the Merger-Sub of their respective obligations hereunder or the consummation of the transactions contemplated hereby, except for such consents, approvals or actions of, filing with or notices to any Governmental or Regulatory Authority or other public or private third party the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Parent, the Merger-Sub or the Surviving Corporation or on the Parent's and the Merger-Sub's ability to consummate the transactions contemplated by this Agreement.

                  (e) FINANCIAL STATEMENTS. The Parent has delivered to Duck true, correct, and complete copies of the following: the audited balance sheets of the Parent (the "Parent Balance Sheets") as of December 31, 1997 and December 31, 1998; the audited statement of operations of the Parent (the "Parent Operations Statement") for the years ending December 31, 1997 and December 31, 1998; the audited statement of changes in stockholders' deficit of the Parent (the "Parent Stockholders' Equity Statement") for the years ending December 31, 1997 and December 31, 1998; and the audited statement of cash flows of the Parent (the "Parent Cash Flow Statement") for the years ending December 31, 1997 and December 31, 1998 (together, the "Parent Financial Statements"). The Parent Financial Statements fairly present the financial condition, assets, liabilities, stockholders equity and results of operations of the Parent for the periods indicated. The Merger-Sub has delivered to Duck a true, correct and complete copy of the Merger-Sub's unaudited balance sheet as of May 31, 1999. Such unaudited balance sheet fairly presents the financial condition of the Merger-Sub for the period indicated.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in SCHEDULE 3.02(f) hereto or as contemplated hereby, since May 31, 1999, no change, event, or development or combination of changes or developments (including any worsening of any condition currently existing) has occurred or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Merger-Sub (without regard, however, to changes in conditions generally applicable to the industries in which the Parent and the Merger-Sub are involved or general economic conditions).

                  (g) ABSENCE OF UNDISCLOSED LIABILITIES. Except for matters reflected or reserved against in the Parent Balance Sheets included in the Parent Financial Statements or the unaudited Balance Sheet of the Merger-Sub, neither Parent nor the Merger-Sub had at such date and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations which were incurred in connection with this Agreement and the transactions contemplated hereby or in the ordinary course of business consistent with past practice.

                  (h) LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 3.02(h), there are no actions, suits, arbitrations, or proceedings pending or to the knowledge of the Parent or the Merger-Sub, threatened against, relating to or affecting, nor to the knowledge of the Parent or the Merger-Sub, are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Parent or the Merger-Sub or any of their assets and properties which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Parent or the Merger-Sub or on the ability of the Parent or the Merger-Sub to consummate the transactions contemplated by this Agreement. Neither the Parent nor the Merger-Sub is subject to any judgment, decree, court order, or writ of any Governmental or Regulatory Authority.

                  (i) INFORMATION SUPPLIED. Nothing in this Agreement or any schedule, annex, certificate, document, or statement in writing which has been supplied by or on behalf of the Parent or the Merger-Sub, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Parent or the Merger-Sub which materially and adversely affects the Parent or the Merger-Sub, which has not been set forth in this Agreement or in the schedules, exhibits, annexes, certificates, documents, or statements in writing furnished by the Parent or the Merger-Sub in connection with the transactions contemplated by this Agreement.

                  (j) COMPLIANCE WITH LAWS AND ORDERS. The Parent and the Merger-Sub hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of its business (the "Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, and approvals which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub. The Parent and the Merger-Sub are in compliance with the terms of the Permits, except failures so to comply which, individually or in the aggregate, do not have and are not reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub. The Parent and the Merger-Sub are not in violation of, or in default under, any Law or Order of any Governmental or Regulatory Authority except for violations which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub.

                  (k) COMPLIANCE WITH AGREEMENTS; CERTAIN AGREEMENTS. Neither the Parent nor the Merger-Sub, nor to the knowledge of the Parent or the Merger-Sub, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of and no event has occurred which, with notice or lapse of time or both, is reasonably expected to result in a default under, (x) the respective Certificates of Incorporation and By-Laws of the Parent and the Merger-Sub or (y) any material Contract to which the Parent or the Merger-Sub is a party or by which the Parent or the Merger-Sub or any of their assets or properties is bound, except in the case of clause (y) for breaches, violations, and defaults which, individually or in the aggregate, do not and are not reasonably expected to have a Material Adverse Effect on the Parent or the Merger-Sub.

                  (l) EMPLOYEE BENEFIT PLANS. Except as contemplated by the Stock Option Plan, neither the Parent nor the Merger-Sub has or contributes to any pension, profit-sharing, option, other incentive plan, or any other type of employee benefit plan, or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.

                  (m) PATENTS, TRADEMARKS, ET CETERA. Neither the Parent nor the Merger-Sub has Intellectual Property.

                  (n) INSURANCE. Neither the Parent nor the Merger-Sub has an insurance policy.

                  (o) LABOR MATTERS. Except as contemplated under the Stock Option Plan, and other than Peter Lee, Jeffrey Taylor and Ajmal Khan, who are officers of the Parent as of the date hereof, neither the Parent nor the Merger-Sub has any employees.

                  (p)      TANGIBLE PROPERTY AND ASSETS. Except as set forth on
SCHEDULE 3.02(p), the Parent and the Merger-Sub have no facilities or assets.

                  (q) BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Parent and the Merger-Sub and their affiliates directly with Duck, without the intervention of any person on behalf of the Parent or the Merger-Sub and their affiliates in such manner as to give rise to any valid claim by any person against the Parent, the Merger-Sub, Duck or the Surviving Corporation for a finder's fee, brokerage commission or similar payment, except as specifically set forth in SCHEDULE 3.02(q).

                  (r)      TRANSACTIONS WITH AFFILIATES. Except as set forth on
SCHEDULE 3.02(R), neither the Parent nor the Merger-Sub is a party to any material Contract with any of their affiliates or any director or officer for the purchase, sale, lease or other disposition of property or services.

                  (s)      TAX MATTERS.

                           (i) Except as set forth in SCHEDULE 3.02(s), the Parent and the Merger-Sub have filed all tax returns required to be filed by applicable law prior to the Closing. All tax returns were (and, as to tax returns not filed as of the date hereof, will be) true, complete, and correct and filed on a timely basis. The Parent and the Merger-Sub (x) have paid all taxes due, or claimed or asserted in writing by any taxing authority to be due, for the periods covered by such tax returns or (y) have duly and fully provided reserves (in accordance with GAAP) adequate to reflect all such taxes.

                           (ii)     The Parent and the Merger-Sub have
         established (and until the Closing will maintain) on their respective books and records reserves adequate to reflect all material taxes not yet due and payable. The Parent and the Merger-Sub have made available to Duck complete, and accurate copies of all work papers associated with the calculation of the Parent's and the Merger-Sub's respective tax reserves.

                           (iii) There are no tax liens upon the assets of the Parent or the Merger-Sub.

                           (iv) The Parent and the Merger-Sub have not requested (and no request has been made on their behalf) any extension of time within which to file any material tax return.

                           (v) No income tax returns have been examined by any taxing authorities for any periods; and no deficiency for any material taxes has been suggested, proposed, asserted, or assessed against the Parent or the Merger-Sub that has not been resolved and paid in full.

                           (vi)     No audits or other administrative
         proceedings or court proceedings are presently pending with regard to any taxes or tax returns of the Parent or the Merger-Sub . Except as set forth on SCHEDULE 3.02(s), no written claim has been made by a taxing authority in a jurisdiction where the Parent or the Merger-Sub does not file tax returns such that it is or may be subject to taxation by that jurisdiction.

                           (vii) To the extent requested by Duck, the Parent and the Merger-Sub have made available to Duck (or, in the case of tax returns to be filed on or before the Closing, will make available) complete and accurate copies of all tax returns and associated work papers filed by or on behalf of the Parent or the Merger-Sub for all taxable years ending on or prior to the Closing.

                           (viii) No agreements relating to allocating or sharing of any taxes have been entered into by the Parent or the Merger-Sub.

                           (ix) Neither the Parent nor the Merger-Sub has entered into any transactions that could give rise to an understatement of Federal Income Tax.

                           (x) Except as set forth on SCHEDULE 3.02(s), neither the Parent, the Merger-Sub nor any other person on behalf of the Parent or the Merger-Sub has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Parent or the Merger-Sub or has any application pending with any taxing authority requesting permission for any change in accounting methods that relate to the business or operations of the Parent or the Merger-Sub, and neither the Parent nor the Merger-Sub has knowledge that the IRS has proposed any such adjustment or change in accounting method.

                           (xi) Except as set forth on SCHEDULE 3.02(s), neither the Parent nor the Merger-Sub has been, or is now, a member of any consolidated, combined, unitary or affiliated group of corporations for any tax purposes.

                  (t)      ACCURACY OF INFORMATION.


                           (i) The Parent has made with the SEC all filings required by the Securities Exchange Act of 1934, as amended (all such filings and any future filings made thereunder are collectively, the "Exchange Act Filings"). None of the Exchange Act Filings contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent has not been required to make any filings under the Securities Act of 1933.

IV       COVENANTS.

         SECTION 4.01     COVENANTS OF THE PARENT AND THE MERGER-SUB.

                  The Parent and the Merger-Sub covenant and agree as follows:

                  (a) CERTIFICATE OF INCORPORATION AND BY-LAWS. As of the Closing Date, the Certificate of Incorporation and By-Laws of the Merger-Sub shall be substantially in the form of EXHIBITS 3.02(a)-1 and 3.02(a)-2, respectively, and the Certificate of Incorporation and By-Laws of the Parent shall be substantially in the form of EXHIBITS 1.05-1 and 1.05-2, respectively.

                  (b) SHARES AND OPTIONS. Except as contemplated hereby, until the earlier of the Effective Time or the Termination of this Agreement pursuant to Article VI (the "Release Time") without the prior written consent of Duck, no share of capital stock of the Parent or the Merger-Sub or any option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into or exchangeable for any such share, shall be issued or sold by the Parent or the Merger-Sub, nor shall the Parent or the Merger-Sub enter into any agreement or commitment to effect any such issuance or sale.

                  (c) DIVIDENDS AND PURCHASES OF STOCK. Until the Release Time, without the prior written consent of Duck, no cash or non-cash dividend, or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by the Parent or the Merger-Sub in connection with their respective outstanding capital stock.

                  (d) BORROWING OF MONEY; WORKING CAPITAL. Until the Release Time, neither the Parent nor the Merger-Sub shall incur indebtedness for borrowed money. Until the Release Time, neither the Parent nor the Merger-Sub shall guarantee the borrowing of money by any third party, enter into or modify any capital or operating lease or enter into any material agreement, which in any case would by their terms require the payment by the Parent or the Merger-Sub of more than five thousand dollars ($5,000) by the Parent or the Merger-Sub in any twelve (12) month period.

                  (e) ACCESS. Until the Release Time, the Parent and the Merger-Sub will afford the directors, stockholders, counsel, agents, investment bankers, accountants, and other representatives of Duck reasonable access to the plants, properties, books, and records of the Parent and the Merger-Sub, will permit them to make extracts from and copies of such books and records, and will from time to time furnish Duck with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Parent and the Merger-Sub as Duck from time to time may reasonably request.

                  (f) CONDUCT OF BUSINESS. Except as otherwise contemplated or permitted hereby, until the Release Time, neither the Parent nor the Merger-Sub shall take any action that would or is reasonably likely to result in any of the representations or warranties of the Parent or the Merger-Sub set forth in this Agreement being untrue at the Closing Date, or in any of the conditions to the Merger set forth in Article V not being satisfied. Except as otherwise contemplated or permitted hereby, until the Release Time, the Parent or the Merger-Sub will conduct their affairs in all respects only in the ordinary course.

                  (g) ADVICE OF CHANGES. Until the Release Time, the Parent and the Merger-Sub will promptly advise Duck in a reasonably detailed written notice of any fact or occurrence or any pending threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing or known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult in the absence of such fact or occurrence, or which (if existing or known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                  (h) PUBLIC STATEMENTS. Before either the Parent or the Merger-Sub releases any information concerning this Agreement, the Merger, or any other transactions contemplated by this Agreement which is intended for or is reasonably expected to result in public dissemination thereof, the Parent and the Merger-Sub shall cooperate with Duck, shall furnish drafts of all documents or proposed oral statements to Duck for comments, and shall not release any such information without the prior consent of Duck; PROVIDED, HOWEVER, that the foregoing shall not be deemed to prevent the Parent or the Merger-Sub from releasing any information or making any disclosure to the extent that the Parent or the Merger-Sub reasonably determines that it is required to do so by law.

                  i        OTHER PROPOSALS. Until the Release Time the Parent
shall not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of the Parent, directly or indirectly, to: (i) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 4.01(i)); (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Parent to, any person or entity in connection with any Takeover Proposal;
(iii) negotiate with any person or entity with respect to any Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Takeover Proposal; PROVIDED, HOWEVER, that the Parent shall be entitled to take any action described in the foregoing clauses (ii)-(iv) if and to the extent that the Board of Directors of the Parent determines in good faith, based on the advice of their respective counsel, that the failure to take any such action would violate their fiduciary duties to the stockholders of the Parent. The Parent will immediately give written notice to Duck of the details of any Takeover Proposal of which the Parent becomes aware. As used in Section 4.01(i), "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Parent, for the acquisition of a ten percent (10%) or greater interest in the equity or in any class or series of capital stock of the Parent, for the acquisition of the right to cast ten percent (10%) or more of the votes on any matter with respect to the Parent, or for the acquisition of one of their divisions or of a substantial portion of any of their respective assets, the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or impair the contemplated benefits to Duck of the Merger or any of the other transactions contemplated by this Agreement.

                  j        CONSENTS WITHOUT ANY CONDITION. Neither the Parent
nor the Merger-Sub shall make any agreement or reach any understanding, not approved in writing by Duck, as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

                  k        SEC FILINGS. The Parent shall use reasonable efforts
to prepare and file in a timely manner any Exchange Act Filings required to be made prior to or after the Closing Date. If at any time prior to the Closing Date the Parent finds that any Exchange Act Filing contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parent shall, upon becoming aware of any such untrue statement or omission, promptly notify Duck.

         SECTION 4.02     COVENANTS OF DUCK.

                  Duck covenants and agrees as follows:

                  a        CONDUCT OF BUSINESS. Until the Release Time, Duck
shall not take any action that would or is reasonably likely to result in any of the representations or warranties of Duck set forth in this Agreement being untrue at the Closing Date or to any of the conditions to the Merger set forth in Article V not being satisfied. Until the Release Time, Duck will use all reasonable efforts to preserve the business operations of Duck intact, to keep available the services of its present personnel, and to preserve the good will of its suppliers, customers, and others having business relations with any of them.

                  b        ADVICE OF CHANGES. Until the Release Time, Duck will
promptly advise the Parent and the Merger-Sub in a reasonably detailed written notice of any fact or occurrence or any pending threatened occurrence of which it obtains knowledge and which (if existing or known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                  c        PUBLIC STATEMENTS. Before Duck releases any
information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for, or is reasonably expected to, result in public dissemination thereof, Duck shall cooperate with the Parent and the Merger-Sub, shall furnish drafts of all documents or proposed oral statements to the Parent and the Merger-Sub for comments, and shall not release any such information without the prior consent of the Parent and the Merger-Sub; PROVIDED, HOWEVER, that the foregoing shall not be deemed to prevent Duck from releasing any information or making any disclosure to the extent Duck reasonably determines that it is required to do so by law.

                  d        OTHER PROPOSALS. Until the Release Time, Duck shall
not authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of Duck, directly or indirectly, to (i) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 4.02(d));
(ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of Duck to, any person or entity in connection with any Takeover Proposal; (iii) negotiate with any person or entity with respect to any Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Takeover Proposal; PROVIDED, HOWEVER, that Duck shall be entitled to take any action described in the foregoing clauses (ii)-(iv) if and to the extent that the Board of Directors of Duck determines in good faith, based on the advice of their counsel, that the failure to take any such action would violate their fiduciary duties to the stockholders of Duck. Duck will immediately give written notice to the Parent of the details of any Takeover Proposal of which Duck becomes aware. As used in Section 4.02(d), "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, other business combination, or recapitalization involving Duck, for the acquisition of a ten percent (10%) or greater interest in the equity or in any class or series of capital stock of Duck, for the acquisition of the right to cast ten percent (10%) or more of the votes on any matter with respect to Duck, or for the acquisition of one of their divisions or of a substantial portion of any of their respective assets, the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or impair the contemplated benefits to the Parent of the Merger or any of the other transactions contemplated by this Agreement.

                  e        APPROVAL OF STOCKHOLDERS. Duck shall, through its
Board of Directors, duly call, give notice of, convene, and hold a meeting of its stockholders for the purpose of voting on the ratification and approval of this Merger Agreement, or obtain the consent of its stockholders, as soon as reasonably practicable following the date hereof.

                  f        TRANSFER TAXES. The Parent and the Merger-Sub shall
timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

                  g        LOCK-UP AGREEMENTS. Duck shall use its best efforts
to obtain an executed Lock-Up Agreement from each Former Duck Stockholder.

         SECTION 4.03     DIRECTORS' AND OFFICERS' INSURANCE.

                  a        The Parent shall at its expense, until the third
(3rd) anniversary of the Effective Time, cause to be maintained in effect, to the extent available, policies of directors' and officers' liability insurance in a face amount of not less than ten million dollars ($10,000,000).

                  b        The provisions of this Section 4.03 are intended to
be for the benefit of, and shall be enforceable by, each party entitled to insurance coverage under Section 4.03(a) above, and his or her heirs and legal representatives, and shall be in addition to any other rights a Director or Officer may have under the Certificate of Incorporation or By-Laws of the Parent or under the Colorado Business Corporation Act or otherwise.

                  c        In the event the Parent or any of its successors or
assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provision shall be made so that the successors and assigns of the Parent, as the case may be, shall assume the obligations set forth in this Section 4.03.

         SECTION 4.04     AMEX LISTING.

                  The Parent shall use its best efforts to cause the shares of the Parent Common Stock to be issued in the Merger in accordance with this Agreement to be admitted for trading or authorized for quotation on the American Stock Exchange ("AMEX"), subject to official notice of issuance, prior to the Effective Time.

V.       CONDITIONS.

         SECTION 5.01     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER.

                  The respective obligations of each party to effect the Merger are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  a        STOCKHOLDER APPROVAL. This Agreement and the Merger
shall have been adopted by the requisite vote of the stockholders of Duck.

                  b        STATE SECURITIES LAWS. The Parent shall have received
all state securities or "Blue Sky" permits and other authorizations necessary to issue the Parent Common Stock pursuant to the Merger.

                  c        NO INJUNCTIONS OR RESTRAINTS. No court of competent
jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing, or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                  d        CONSENTS AND APPROVALS. Other than the filings
provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Parent, the Merger-Sub or Duck to consummate the Merger shall have been obtained, all in form and substance reasonably satisfactory to the Parent, the Merger-Sub and Duck, and no such consent, approval, or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to the stockholders of the Parent, the Merger-Sub and Duck.

         SECTION 5.02     CONDITIONS TO OBLIGATIONS OF THE PARENT AND THE
MERGER-SUB.

                  The obligations of the Parent and the Merger-Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Parent and the Merger-Sub and in their sole discretion):

                  a        REPRESENTATIONS AND WARRANTIES. The representations
and warranties made by Duck in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Duck shall have delivered to the Parent and Merger-Sub a certificate, dated the Closing Date and executed on behalf of Duck by a duly authorized officer, to such effect.

                  b        PERFORMANCE OF OBLIGATIONS. Duck shall have performed
and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Duck at or prior to the Closing, and Duck shall have delivered to the Parent and Merger-Sub a certificate dated the Closing Date and executed on behalf of Duck by a duly authorized officer, to such effect.

                  c        OTHER CLOSING DOCUMENTS. Duck shall have delivered to
the Parent and the Merger-Sub at or prior to the Closing Date such other documents as the Parent and the Merger-Sub may reasonably request in order to enable the Parent and the Merger-Sub to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  d        REVIEW OF PROCEEDINGS. All actions, proceedings,
instruments, and documents required by the Parent and the Merger-Sub to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Preston Gates & Ellis LLP, counsel to the Parent and the Merger-Sub, and Duck shall have furnished such documents as such counsel may have reasonably requested for the purpose of enabling it to pass upon such matters.

                  e        LEGAL OPINION. The Parent and the Merger-Sub shall
receive at the Closing Date an opinion of Camhy Karlinsky & Stein LLP (the "CKS Opinion"), counsel for Duck, addressed to the Parent and the Merger-Sub, in substantially the form attached hereto as EXHIBIT 5.02(e).

                  f        LEGAL ACTION. There shall not have been instituted or
threatened any legal proceeding relating to, or seeking to prohibit, or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

                  g        LOCK-UP AGREEMENTS. Each Former Duck Stockholder
shall have executed and delivered to the Parent a Lock-Up Agreement.

         SECTION 5.03     CONDITIONS TO OBLIGATION OF DUCK TO EFFECT THE MERGER.

                  The obligation of Duck to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Duck in its sole discretion):

                  a        REPRESENTATIONS AND WARRANTIES. The representations
and warranties made by the Parent and the Merger-Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Parent and the Merger-Sub shall have delivered to Duck a certificate, dated the Closing Date and executed on behalf of the Parent and the Merger-Sub by a duly authorized officer, to such effect.

                  b        PERFORMANCE OF OBLIGATIONS. The Parent and the
Merger-Sub shall have performed and complied with in all material respects, each agreement, covenant, and obligation required by this Agreement to be so performed or complied with by the Parent and the Merger-Sub at or prior to the Closing, and the Parent and the Merger-Sub shall have delivered to Duck a certificate, dated the Closing Date and executed on behalf of the Parent and the Merger-Sub by a duly authorized officer, to such effect.

                  c        OTHER CLOSING DOCUMENTS. The Parent and the
Merger-Sub shall have delivered to Duck at or prior to the Effective Time such other documents as Duck may reasonably request in order to enable Duck to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                  d        REVIEW OF PROCEEDINGS. All actions, proceedings,
instruments, and documents required by Duck to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Camhy Karlinsky & Stein LLP, counsel to Duck, and the Parent and the Merger-Sub shall have furnished such documents as such counsel may have reasonably requested for the purpose of enabling it to pass upon such matters.

                  e        LEGAL OPINION. Duck shall receive at the Closing Date
an opinion of Preston Gates & Ellis LLP (the "PGE Opinion"), counsel for the Parent and the Merger-Sub, addressed to Duck, in substantially the form attached hereto as EXHIBIT 5.03(E).

                  f        LEGAL ACTION. There shall not have been instituted or
threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

                  g        AMEX LISTING. The shares of the Parent Common Stock
issued shall be eligible for quotation on the OTCBB, and an application shall have been made to list such shares on the AMEX.

                  h        CAPITAL. The Parent and the Merger-Sub shall be in
strict compliance with Section 2.04.

VI.      TERMINATION.

         SECTION 6.01     TERMINATION.

                  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after the Duck stockholders' approval:

                  a        By mutual written agreement of the parties hereto
duly authorized by action taken by or on behalf of their respective Boards of Directors.

                  b        By either Duck, the Parent or the Merger-Sub upon
written notification to the other party, if: ii the Duck stockholders' approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders or pursuant to a written consent; or

                           iii      facts exist which render impossible the
         satisfaction of one or more of the conditions set forth in Section 5.01 and such are not waived by the Parent, the Merger-Sub and Duck.

                  c        By the Parent and the Merger-Sub upon written
notification to Duck, if:

                           iv       there has been a material breach of any
         representation, warranty, covenant, or agreement on the part of Duck set forth in this Agreement which breach has not been cured within ten
         (10) business days following receipt by Duck of notice of such breach from the Parent or the Merger-Sub or assurance of such cure reasonably satisfactory to the Parent or the Merger-Sub have not been given by or on behalf of Duck within such ten (10) business day period; or

                           v        facts exist which render impossible the
         satisfaction of one or more of the conditions set forth in Section 5.02 and such are not waived by the Parent or the Merger-Sub; or

                           vi       the Parent or its stockholders receive a
         proposal or offer for any Takeover Proposal, other than pursuant to the transactions contemplated by this Agreement, in connection with which the Board of Directors of the Parent exercises any of its rights specified in Section 4.01(i) and 4.01(j).

                  d        By Duck upon written notification to the Parent or
the Merger-Sub, if:

                           vii      at any time after July 15, 1999 if the
         Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by Duck; or

                           viii     there has been a material breach of any
         representation, warranty, covenant, or agreement on the part of the Parent or the Merger-Sub set forth in this Agreement which breach has not been cured with ten (10) business days following receipt by the Parent or the Merger-Sub of notice of such breach from Duck or assurance of such cure reasonably satisfactory to Duck shall not have been given by or on behalf of the Parent or the Merger-Sub within such ten (10) business day period; or

                           ix       facts exist which render impossible the
         satisfaction of one or more of the conditions set forth in Section 5.03 and such are not waived by Duck.

         SECTION 6.02     EFFECT OF TERMINATION.

                  If this Agreement is validly terminated by the Parent, the Merger-Sub or Duck pursuant to Section 6.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either the Parent, the Merger-Sub or Duck (or any of their respective officers, directors, representatives, or affiliates), except that (i) the provisions of this Section 6.02 will continue to apply following any such termination, and (ii) nothing contained herein shall relieve the Parent, the Merger-Sub or Duck from liability for wilful or intentional breach of their respective obligations contained in this Agreement or for fraud.

VII.     INDEMNIFICATION.

         SECTION 7.01     INDEMNIFICATION BY THE PARENT.

                  a        The Parent agrees to indemnify and hold harmless Duck
and its directors, officers, employees, counsel, and agents against and in respect of any and all claims as and when incurred, arising out of or based upon any breach or inaccuracy of any representation, warranty, covenant, or agreement of the Parent or the Merger-Sub contained in this Agreement (including the Exhibits and Schedules attached hereto) or any certificates delivered pursuant to this Agreement.

                  b        Each indemnified party (a "Duck Indemnitee") shall
give the Parent prompt notice of any claim asserted or threatened against such Duck Indemnitee on the basis of which such Duck Indemnitee intends to seek indemnification (but the obligations of the Parent shall not be conditioned upon receipt of such notice, except to the extent that the Parent is actually prejudiced by such failure to give notice). If the claim is a third party claim, demand, action, or proceeding, the Parent promptly shall assume the defense of any Duck Indemnitee, with counsel reasonably satisfactory to such Duck Indemnitee, and the fees and expenses of such counsel shall be the sole cost and expense of the Parent. Notwithstanding the foregoing, any Duck Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the Parent and from any other party in such action, proceeding, or investigation. No Duck Indemnitee may agree to a settlement of claim without the prior written approval of the Parent which approval shall not be unreasonably withheld. The Parent may not agree to a settlement of a claim involving anything other than the payment of money without the prior written approval of the Duck Indemnitee which shall not be unreasonably withheld.

         SECTION 7.02     INDEMNIFICATION BY DUCK.

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

                  a        Duck agrees to indemnify and hold harmless the
Parent, Merger-Sub and each of their respective officers, directors, counsel, and agents against and in respect of any and all claims as and when incurred, arising out of or based upon any breach or inaccuracy of any representation, warranty, covenant, or agreement of Duck contained in this Agreement (including the Exhibits and Schedules attached hereto) or any certificates delivered pursuant to this Agreement.

                  b        Each indemnified party (an "Indemnitee") shall give
Duck prompt notice of any claim asserted or threatened against such Indemnitee on the basis of which such Indemnitee intends to seek indemnification (but the obligations of Duck shall not be conditioned upon receipt of such notice, except to the extent that Duck is actually prejudiced by such failure to give notice). If the claim is a third party claim, demand, action, or proceeding, Duck promptly shall assume the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be the sole cost and expense of Duck. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or their expense, to employ counsel separate from counsel for Duck and from any other party in such action, proceeding, or investigation. No Indemnitee may agree to a settlement of claim without the prior written approval of Duck which approval shall not be unreasonably withheld. Duck may not agree to a settlement of a claim involving anything other than the payment of money without the prior written approval of the Indemnitee which shall not be unreasonably withheld.

VIII.    MISCELLANEOUS.

         SECTION 8.01     FURTHER ACTIONS.

                  Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by the other party to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities, and franchises of either of the Constituent Entities or to effect the other purposes of this Agreement.

         SECTION 8.02     AVAILABILITY OF EQUITABLE REMEDIES.

                  Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

         SECTION 8.03     SURVIVAL.

                  The representations, warranties, covenants, and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of three (3) years after the Effective Time.

         SECTION 8.04     MODIFICATION.

                  This Agreement may be amended, supplemented, or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time. No such amendment, supplement, or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

         SECTION 8.05     NOTICES.

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

                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, express mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8.05) with copies (which copies shall not constitute notice) as follows:

    If to the Parent or the Merger-Sub: 1177 West Hastings Street, Suite 2000
                                        Vancouver, British Columbia V6E2K3
                                        Attn: Ajmal Khan


     With a copy to:                    Preston Gates & Ellis LLP
                                        701 Fifth Avenue, Suite 5000
                                        Seattle, Washington 98104-7078
                                        Attn: Gary J. Kocher, Esq.

     If to Duck:                        375 Greenwich Street
                                        New York, New York 10013
                                        Attn: David Silver

     With a copy to:                    Camhy Karlinsky & Stein LLP
                                        1740 Broadway, 16th Floor
                                        New York, New York 10019
                                        Attn:  Daniel I. DeWolf, Esq.

         Any notice shall be addressed to the attention of the Chief Executive Officer. Any notice or other communication given by certified mail shall be deemed given three business days after certification thereof, except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 8.05 shall be deemed given at the time of receipt hereof.

         SECTION 8.06     WAIVER.

                  Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

         SECTION 8.07     BINDING EFFECT.

                  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parent, the Merger-Sub, Verus, and Duck , and their respective successors and assigns.

         SECTION 8.08     NO THIRD-PARTY BENEFICIARIES.

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

                  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as referred to in Sections 4.03, 7.01 and 7.02.

         SECTION 8.09     SEVERABILITY.

                  If any provision of this Agreement is hereafter held to be invalid, illegal, or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed from this Agreement, with the balance of this Agreement continuing in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          SECTION 8.10     MERGER; ASSIGNABILITY.

                  This Agreement and the other agreements to be delivered pursuant to this Agreement, and Exhibits attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements concerning such subject matter. This Agreement may not be assigned by any party without the prior written consent of each other party to their Agreement.

         SECTION 8.11     HEADINGS.

                  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         SECTION 8.12     COUNTERPARTS; GOVERNING LAW; JURISDICTION.

                  This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the rules governing the conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement, the Merger, or the other transactions contemplated hereby, or any document relating hereto or delivered in connection with the transactions contemplated hereby, may be brought only and exclusively in the Federal or State Courts located in the State of New York; and each party covenants and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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                  IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

                                            THE DUCK CORPORATION


                                            By: s/ Daniel Miller
                                                -------------------------------
                                                Name:
                                                Title:


                                            APPLIED CAPITAL FUNDING, INC.


                                            By: s/ Ajmal Khan
                                                -------------------------------
                                                Name:
                                                Title:


                                            APPLIED CAPITAL ACQUISITION CORP.


                                            By: s/ Peter Lee
                                                -------------------------------
                                                Name:
                                                Title:


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